Exhibit 3.10

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF BDS, INC.

1.
Name.

        The name of the corporation (which hereinafter is called the "Corporation") is BDS, Inc.

2.
Purposes.

        The purpose of the Corporation is to engage in any lawful business not required to be specifically stated in the Articles of Incorporation, for which corporations may be organized under the Virginia Stock Corporation Act.

3.
Authorized Capital.

        The aggregate number of shares which the corporation shall have authority to issue are as follows:

Class	Number of Shares
Common Stock	1000
4.
Duration.

        The duration of the Corporation shall be perpetual.

5.
Indemnification of Officers and Directors.

        The Corporation shall indemnify officers and directors to the fullest extent permitted, and in the manner provided or authorized by the Virginia Stock Corporation Act, as amended by succeeding legislation, and shall have power to make any other or further indemnity permitted under the laws of the Commonwealth of Virginia.

6.
Preemptive Rights.

        Shareholders shall not have preemptive rights with respect to offerings of the Corporation's unissued shares.

ATTEST:	BDS, Inc.
/s/ PAUL W. COLLINS Paul W. Collins Secretary	By:	/s/ JAMES H. HUNT, JR. James H. Hunt, Jr. President